Exhibit 99.1

PRESS RELEASE

AbbVie to Acquire Cerevel Therapeutics in Transformative Transaction to Strengthen Neuroscience Pipeline

•	Proposed acquisition adds robust pipeline of assets focused on best-in-class potential for psychiatric and neurological disorders where significant unmet needs remain

•	Cerevel’s clinical-stage pipeline complements AbbVie’s current on-market portfolio and emerging neuroscience pipeline

•	Emraclidine has the potential to transform the standard of care in schizophrenia and other psychiatric conditions

•	Transaction valued at $45.00 per share in cash, for a total equity value of approximately $8.7 billion

•	AbbVie to hold an investor conference call tomorrow, December 7, at 8:00 a.m. CT

NORTH CHICAGO, Ill., and CAMBRIDGE, Mass., Dec. 6, 2023 – AbbVie Inc. (NYSE: ABBV) and Cerevel Therapeutics (NASDAQ: CERE) today announced a definitive agreement under which AbbVie will acquire Cerevel Therapeutics and its robust neuroscience pipeline of multiple clinical-stage and preclinical candidates with potential across several diseases including schizophrenia, Parkinson’s disease (PD), and mood disorders. The acquisition complements AbbVie’s neuroscience portfolio, adding a wide range of potentially best-in-class assets that may transform standards of care across psychiatric and neurological disorders where significant unmet needs remain for patients.

Under the terms of the transaction, AbbVie will acquire all outstanding shares of Cerevel for $45.00 per share in cash. The transaction values Cerevel at a total equity value of approximately $8.7 billion. The boards of directors of both companies have approved the transaction. This transaction is expected to close in the middle of 2024, subject to Cerevel shareholder approval, regulatory approvals, and other customary closing conditions.

“Our existing neuroscience portfolio and our combined pipeline with Cerevel represents a significant growth opportunity well into the next decade,” said Richard A. Gonzalez, chairman and chief executive officer, AbbVie. “AbbVie will leverage its deep commercial capabilities, international infrastructure, and regulatory and clinical expertise to deliver substantial shareholder value with multibillion-dollar sales potential across Cerevel’s portfolio of assets.”

“Cerevel has always been committed to transforming what is possible in neuroscience. With AbbVie’s long-standing expertise in developing and commercializing medicines on a global scale, Cerevel’s novel therapies will be well positioned to reach more people living with neuroscience diseases,” said Ron Renaud, president and chief executive officer, Cerevel Therapeutics. “The talented, passionate, and dedicated Cerevel team has made great progress over the past five years in developing our innovative suite of potential medicines, and we are pleased that AbbVie has recognized the tremendous potential of our pipeline. This acquisition reinforces the renaissance we are seeing in neuroscience, and we are proud to be at the forefront.”

AbbVie Inc. 1 North Waukegan Road North Chicago, IL 60064	+1 (847) 938-9190 abbvie.com

Cerevel’s late-stage asset emraclidine, a positive allosteric modulator (PAM) of the muscarinic M4 receptor, is a potential best-in-class, next-generation antipsychotic that may be effective in treating schizophrenia patients. Schizophrenia impacts more than five million people in the G7 (U.S., France, Germany, Italy, Spain, United Kingdom, and Japan) and a significant opportunity for treatment innovation remains for new and better tolerated therapies. In a Phase 1b study, emraclidine has shown promising efficacy and safety in schizophrenia and is currently completing two Phase 2 trials that were designed to be registration enabling. In addition, emraclidine has potential in dementia-related psychosis in Alzheimer’s disease and PD. Emraclidine is currently in a Phase 1 study in elderly healthy volunteers in support of a potential Alzheimer’s disease psychosis program.

In addition to emraclidine, Cerevel has multiple assets advancing in clinical development with best-in-class potential that are complementary to AbbVie’s priority areas within neuroscience. Tavapadon, a first-in-class dopamine D1/D5 selective partial agonist for the management of PD, is currently in Phase 3 studies and has potential for both monotherapy and adjunctive treatment. Tavapadon’s efficacy and safety-tolerability profile could enable its utility in early PD, becoming a near-term complementary asset to AbbVie’s existing symptomatic therapies for advanced PD. CVL-354, currently in Phase 1, is a potential best-in-class kappa opioid receptor (KOR) antagonist that has the potential to provide significantly improved efficacy and tolerability compared to existing treatments for major depressive disorder (MDD). Darigabat, currently in Phase 2, is an alpha 2/3/5 selective GABAA receptor PAM for treatment-resistant epilepsy and panic disorder.

Transaction Terms

AbbVie will acquire all outstanding Cerevel common stock for $45.00 per share in cash. The proposed transaction is subject to customary closing conditions, including receipt of regulatory approvals and approval by Cerevel shareholders. The proposed transaction is expected to be accretive to adjusted diluted earnings per share (EPS) beginning in 2030.

AbbVie Conference Call Details

AbbVie will host an investor conference call tomorrow, December 7, at 8:00 a.m. CT to discuss this transaction. The call will be webcast through AbbVie’s Investor Relations website at investors.abbvie.com. An archived edition of the call will be available after 9:00 a.m. CT. Presentation materials for the investor conference call are available here.

Cerevel Tavapadon Investor Webcast

Due to the pending transaction with AbbVie, Cerevel will no longer be hosting its previously scheduled investor webcast to discuss tavapadon on Monday, December 11, 2023.

Advisors

AbbVie’s financial advisor is Morgan Stanley & Co. LLC and Kirkland & Ellis LLP is serving as legal advisor. Cerevel Therapeutics’ financial advisor is Centerview Partners LLC and Latham & Watkins LLP is serving as legal advisor.

AbbVie Inc. 1 North Waukegan Road North Chicago, IL 60064	+1 (847) 938-9190 abbvie.com

About AbbVie in Neuroscience

At AbbVie, our commitment to preserving personhood of people around the world living with neurological and psychiatric disorders is unwavering. With more than three decades of experience in neuroscience, we are providing meaningful treatment options today and advancing innovation for the future. AbbVie’s Neuroscience portfolio consists of approved treatments in neurological conditions, including migraine, movement disorders, and psychiatric disorders, along with a robust pipeline of transformative therapies. We have made a strong investment in research and are committed to building a deeper understanding of neurological and psychiatric disorders. Every challenge makes us more determined and drives us to discover and deliver advancements for those impacted by these conditions, their care partners, and clinicians. For more information, visit www.abbvie.com.

About AbbVie

AbbVie’s mission is to discover and deliver innovative medicines and solutions that solve serious health issues today and address the medical challenges of tomorrow. We strive to have a remarkable impact on people’s lives across several key therapeutic areas – immunology, oncology, neuroscience, and eye care – and products and services in our Allergan Aesthetics portfolio. For more information about AbbVie, please visit us at www.abbvie.com. Follow @abbvie on LinkedIn, Facebook, Instagram, X (formerly Twitter), and YouTube.

About Cerevel Therapeutics

Cerevel Therapeutics is dedicated to unraveling the mysteries of the brain to treat neuroscience diseases. The company is tackling diseases by combining its deep expertise in neurocircuitry with a focus on targeted receptor subtype selectivity and a differentiated approach to pharmacology. Cerevel Therapeutics has a diversified pipeline comprised of five clinical-stage investigational therapies and several preclinical compounds with the potential to treat a range of neuroscience diseases, including schizophrenia, Alzheimer’s disease psychosis, epilepsy, panic disorder, and Parkinson’s disease. Headquartered in Cambridge, Mass., Cerevel Therapeutics is advancing its current research and development programs while exploring new modalities through internal research efforts, external collaborations, or potential acquisitions. For more information, visit www.cerevel.com.

Forward-Looking Statements

Some statements in this news release, including those relating to the proposed acquisition of Cerevel by AbbVie, are, or may be considered, forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “project” and similar expressions and uses of future or conditional verbs, generally identify forward-looking statements. AbbVie and Cerevel caution that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. Such risks and uncertainties include, but are not limited to, risks related to the satisfaction or waiver of the conditions to closing the proposed acquisition (including the failure to obtain necessary regulatory approvals and failure to obtain the requisite vote by Cerevel shareholders) in the anticipated timeframe or at all, including the possibility that the proposed acquisition does not close, the possibility that competing offers may be made, risks related to the ability to realize the anticipated benefits of the proposed acquisition, including the possibility that the expected benefits from the acquisition will not be realized or will not be realized within the expected time period, the risk that the businesses will not be integrated successfully, disruption from the transaction making it more difficult to maintain business and operational relationships, negative effects of this announcement or the consummation of the proposed acquisition on the market price of AbbVie’s common stock and/or operating results, significant transaction costs, unknown liabilities, the risk of litigation and/or regulatory actions related to the proposed acquisition or

AbbVie Inc. 1 North Waukegan Road North Chicago, IL 60064	+1 (847) 938-9190 abbvie.com

Cerevel’s business, risks related to the financing of the transaction, challenges to intellectual property, competition from other products, difficulties inherent in the research and development process, adverse litigation or government action, and changes to laws and regulations applicable to our industry. Additional information about the economic, competitive, governmental, technological and other factors that may affect AbbVie’s and Cerevel’s operations is set forth in Item 1A, “Risk Factors,” of AbbVie’s 2022 Annual Report on Form 10-K, which has been filed with the Securities and Exchange Commission (the “SEC”), as updated by its subsequent Quarterly Reports on Form 10-Q and in Item 1A, “Risk Factors,” of Cerevel’s 2022 Annual Report on Form 10-K, which has been filed with the SEC, as updated by its subsequent Quarterly Reports on Form 10-Q, respectively. Neither AbbVie nor Cerevel undertakes any obligation, and each specifically declines, to release publicly any revisions to forward-looking statements as a result of subsequent events or developments, except as required by law.

Additional Information and Where to Find It

This news release may be deemed solicitation material in respect of the proposed acquisition of Cerevel. A special shareholder meeting will be announced soon to obtain Cerevel shareholder approval in connection with the proposed acquisition. Cerevel expects to file with the SEC a proxy statement and other relevant documents in connection with the proposed acquisition. Cerevel shareholders are urged to read the definitive proxy statement and other relevant materials carefully and, in their entirety, when they become available because they will contain important information about Cerevel and the proposed acquisition. Investors may obtain a free copy of these materials (when they are available) and other documents filed by Cerevel with the SEC at the SEC’s website at www.sec.gov, and at Cerevel’s website at www.cerevel.com.

No Offer or Solicitation

This news release is for information purposes only and is not intended to and does not constitute, or form part of, an offer, invitation or the solicitation of an offer or invitation to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.

Participants in the Solicitation

Cerevel and its directors, executive officers and certain employees and other persons may be deemed to be participants in soliciting proxies from its shareholders in connection with the proposed acquisition. Information regarding Cerevel’s directors and executive officers is set forth in Cerevel’s proxy statement on Schedule 14A for its 2023 Annual Meeting of Stockholders, which was filed with the SEC on April 28, 2023, and in Cerevel’s Current Reports on Form 8-K filed with the SEC on May 3, 2023 and May 10, 2023. Additional information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Cerevel’s shareholders in connection with the proposed acquisition and any direct or indirect interests they may have in the proposed acquisition will be set forth in Cerevel’s definitive proxy statement for its special shareholder meeting when it is filed with the SEC.

AbbVie Inc. 1 North Waukegan Road North Chicago, IL 60064	+1 (847) 938-9190 abbvie.com

AbbVie Contacts:	Cerevel Contacts:

Media:	Media:
Gabrielle Tarbert	Anna Robinson
gabrielle.tarbert@abbvie.com	anna.robinson@cerevel.com

Investors:	Investors:
Liz Shea	Matthew Calistri
liz.shea@abbvie.com	matthew.calistri@cerevel.com

AbbVie Inc. 1 North Waukegan Road North Chicago, IL 60064	+1 (847) 938-9190 abbvie.com